                                                                      EXHIBIT 12

      Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

                                    Year Ended June 30,                               Nine Months Ended March 31,
                    -------------------------------------------------------  ------------------------------------------------
                                                                                                                  Pro Forma,
                                                                                                       Pro Forma  as Adjusted
                      1997      1998       1999       2000         2001         2001        2002        2002(4)      2002(5)
                    --------  ---------  --------  -----------  -----------  ----------  ----------  -----------  -----------
Net income before
 preferred
 dividends........  $ 28,065  $(299,265) $(85,118) $(1,846,744) $ 7,737,659  $5,208,278  $5,248,786  $ 6,442,055  $ 6,776,480
Add:
 Fixed charges....        --         --        --       17,914       29,819      18,049     115,916      542,533       28,034
 Consolidated
  taxes...........                  800       800           --    3,179,248   1,810,057   2,826,063    3,468,593    3,648,667
 Loss from
  discontinued
  operations......              289,472
                    --------  ---------  --------  -----------  -----------  ----------  ----------  -----------  -----------
                    $ 28,065  $  (8,993) $(84,318) $(1,828,830) $10,946,726  $7,036,384  $8,190,765  $10,453,181  $10,453,181
                    ========  =========  ========  ===========  ===========  ==========  ==========  ===========  ===========
FIXED CHARGES
Interest expense..  $     --  $      --  $     --  $    10,341  $     8,674  $    5,555  $   97,244  $   523,861  $     9,362
Portion of rental
 expense
 representing
 interest.........        --         --        --        7,573       21,145      12,494      18,672       18,672       18,672
Preferred
 dividends........        --         --    30,226  $        --      475,205     325,206     450,000      450,000    1,650,000
 (1-Tax rate).....      0.65       0.65      0.65         0.65         0.65        0.65        0.65         0.65         0.65
 Grossed up
  dividends for
  tax effect......        --         --    46,502           --      731,085     500,317     692,308      692,308    2,538,462
                    --------  ---------  --------  -----------  -----------  ----------  ----------  -----------  -----------
 Total fixed
  charges.........  $     --  $      --  $ 46,502  $    17,914  $   760,904  $  518,366  $  808,224  $ 1,234,841  $ 2,566,496
                    ========  =========  ========  ===========  ===========  ==========  ==========  ===========  ===========
RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND
 PREFERRED
 DIVIDENDS........        (1)        (1)       (2)          (3)        14.4x       13.6x       10.1x         8.5x         4.1x

-------
(1) In the fiscal years ended June 30, 1997 and 1998, the Company did not have any fixed charges.
(2) Earnings are insufficient to cover fixed charges and preferred dividends by $130,820
(3) Earnings are insufficient to cover fixed charges and preferred dividends by $1,846,744
(4) Gives effect to the acquisitions described under "Prospectus Summary-- Recent Developments" as if they were completed at the beginning of the period presented.
(5) Gives further effect to the issuance of the Series C preferred stock with an assumed dividend rate of 8% per annum in connection with this offering and the application of the proceeds as described in "Use of Proceeds" as if both events occurred at the beginning of the period presented.

   For purposes of this ratio, earnings are defined as income before income taxes plus fixed charges excluding preferred dividends. Combined fixed charges and preferred dividends consist of interest expense, the estimated interest component of rent expense that includes an interest factor and preferred security dividends grossed up using an effective tax rate of 35%.